Exhibit 99.1

Contact:

Maneesh K. Arora

Chief Financial Officer, Exact Sciences Corp.

608-284-5720

For Immediate Release

Exact Sciences Reports Second-Quarter 2010 Financial Results

MADISON, Wis., July 28, 2010 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the second quarter ended June 30, 2010.

Exact reported total revenues of $1.3 million for the second quarter of 2010, compared to total revenues of $1.3 million during the same period of 2009. Total revenues for the first six months of 2010 were $2.6 million, compared to total revenues of $2.3 million for the same period of 2009.

Exact reported a net loss of ($2.5) million, or ($0.06) a share, for the second quarter of 2010. The company had a net loss of ($2.4) million, or ($0.08) a share, for the same period of 2009.  Exact’s net loss for the six-month period ended June 30, 2010, was ($4.6) million, or ($0.12) a share, compared to ($6.2) million, or ($0.21) a share, for the same period of 2009.

Operating expenses for the second quarter of 2010 were $3.8 million, compared to $3.7 million for the same period of 2009. Operating expenses for the first six months of 2010 were $7.2 million, compared to $8.6 million for the same period of 2009.  Operating expenses for the six months ended June 30, 2010, were lower primarily due to one-time expenses incurred during the first quarter of 2009, associated with the company’s strategic transaction with Genzyme, and severance and stock option expense related to last year’s management change.

Exact ended the second quarter of 2010 with cash, cash equivalents and marketable securities of $37.3 million, compared to $24.3 million at Dec. 31, 2009.  The company completed a $17.6 million common stock offering during the quarter.

“We remained focused on our key priorities during the second quarter, all of which are a part of our mission of making colon cancer eradication possible through an accurate, patient-friendly screening test,” said Kevin T. Conroy, the company’s president and chief executive. “We continue to make refinements to our test.  These improvements include a new patient sampling kit, a biomarker panel that provides near universal coverage for pre-cancers and cancer, and an improved DNA detection method that enables greater sensitivity and specificity.”

“Our validation study remains on track and we look forward to announcing the results of the study and discussing the performance of our test at the American Association of Cancer Research meeting in Philadelphia on October 29.  In the meantime, we’re excited to be sharing new data today at the American Association of Clinical Chemistry meeting demonstrating that our quantitative detection chemistry detected 100 percent of colorectal cancers and precancers in a preliminary study with colorectal tissue,” Mr. Conroy said.

Conference Call & Webcast with PowerPoint Presentation

Company management will host a conference call and webcast on Wednesday, July 28, 2010, at 10 a.m. EDT to discuss second-quarter 2010 results. The webcast will include a PowerPoint slide presentation highlighting the company’s second-quarter accomplishments and ongoing corporate activities. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332. The access code for both domestic and international callers is 89493587. Please dial in five to 10 minutes prior to the start of conference call. A replay of the conference call will be available at the company’s website. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this press contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thouands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue:
Product royalty fees	$7	$11	$19	$18
License fees	1,307	1,247	2,594	2,240
	1,314	1,258	2,613	2,258
Cost of revenue:
Product royalty fees	6	8	12	8
Gross profit:	1,308	1,250	2,601	2,250

Operating Expenses:
Research and development	2,123	2,015	3,918	2,123
General and administrative	1,339	1,638	2,851	6,406
Sales and marketing	330	40	439	40
Restructuring	—	—	—	(3)
	3,792	3,693	7,208	8,566

Loss from operations	(2,484)	(2,443)	(4,607)	(6,316)

Interest income	7	49	6	83

Net loss	$(2,477)	$(2,394)	$(4,601)	$(6,233)

Net loss per share - basic and diluted	$(0.06)	$(0.08)	$(0.12)	$(0.21)

Weighted average common shares outstanding - basic and diluted	39,067	31,283	37,347	30,360

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	June 30	December 31,
	2010	2009
Assets
Cash and cash equivalents	$24,232	$21,924
Marketable securities	13,092	2,404
Prepaid expenses and other current assets	533	484
Restricted cash	500	500
Property and equipment, net	737	458
Total assets	$39,094	$25,770

Liabilities and stockholders’ equity
Total current liabilities	$7,584	$6,526
Third party royalty obligation, less current portion	—	988
Long term debt	1,000	1,000
Long term accrued interest	11	1
Deferred license fees, less current portion	9,964	11,161
Total stockholders’ equity	20,535	6,094
Total liabilities and stockholders’ equity	$39,094	$25,770